Exhibit 99.1

For Immediate Release

Contact: Dan McMackin
dmcmackin@ups.com
404-828-7123

UPS CONTRACT WITH INTERNATIONAL BROTHERHOOD OF TEAMSTERS APPROVED

National Master Agreement Effective April 25, 2014;
Retroactive Effect to August 2013

ATLANTA, April 25, 2014 -- UPS (NYSE: UPS) today was notified by the International Brotherhood of Teamsters (IBT) that the Master Agreement between UPS and the IBT was approved for implementation on April 25 for all UPS employees covered by the Agreement.

“We are pleased with this notification and we will move forward to implement the terms of the contract,” said Scott Davis, UPS chairman and CEO.  “This contract provides improved wage and benefit coverage for employees and offers needed stability and flexibility that will help UPS compete effectively and remain a preferred employer offering the industry’s best jobs.”

Key elements of the collective bargaining agreement are as follows:

•	The contract is effective from 8/1/13 to 7/31/18 and applicable retroactive benefits payments will be made to employees within 30 days.

•	Competitive wage and benefit increases over the 5-year term of the agreement with a new base wage for part-time employees of $10 per hour.

•
Transition of Teamster-represented employees from UPS-sponsored health care plans to multi-employer health care plans. This includes a pre-tax cash payment of $2.3 billion and the transfer of $1.2 billion of postretirement obligations by UPS to the multi-employer plans, as well as a pre-tax charge of approximately $1.1 billion.

Additional information about the agreement is available at www.investors.ups.com.

About UPS
UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions for the transportation of packages and freight, including innovative delivery options for the global consumer market; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business.  Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide.  The company can be found on the Web at ups.com® and its corporate blog can be found at blog.ups.com.  To get UPS news direct, visit pressroom.ups.com/RSS.

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